FORM 5
        U.S. SECURITIES AND EXCHANGE COMMISSION     _____________________
                WASHINGTON, D.C.  20549            |    OMB APPROVAL     |
                 ANNUAL STATEMENT OF               |_____________________|
           CHANGES IN BENEFICIAL OWNERSHIP         |OMB NUMBER: 3235-0362|
                                                   |EXPIRES:             |
                                                   | DECEMBER 31, 2001   |
        Filed pursuant to Section 16(a) of the     |ESTIMATED AVERAGE    |
          Securities Exchange Act of 1934,         |BURDEN HOURS         |
         Section 17(a) of the Public Utility       |PER RESPONSE......1.0|
            Holding Company Act of 1935            |_____________________|
        or Section 30(f) of the Investment
              Company Act of 1940
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1. Name and Address of Reporting Person

       Jones                       David                         A.
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       (Last)                      (First)                    (Middle)

       c/o Rayovac Corporation, 601 Rayovac Drive
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                                  (Street)

       Madison                     Wisconsin                    53711
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       (City)                      (State)                      (Zip)

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2. Issuer Name and Ticker or Trading Symbol

   Rayovac Corporation (ROV)
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3. IRS or Social Security Number of Reporting Person, if an entity
(Voluntary)

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4. Statement of Month/Year

   9/30/2000
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5. If amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
    X  Director                                   10% Owner
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    X  Officer (give title below)                 Other (specify below)
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          Chief Executive Officer
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7. Individual or Joint/Group Reporting (check applicable line)
    X Form Filed by One Reporting Person
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      Form Filed by More than one Reporting Person
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Table I - Non-Derivative Securities Acquired, Disposed of, or
          Beneficially Owned
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1. Title of Security (Instr. 3)

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2. Transaction Date (Month/Day/Year)

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3. Transaction Code (Instr. 8)

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4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

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         Amount                     (A) or (D)                    Price
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5. Amount of Securities Beneficially Owned at end of Issuer's Fiscal Year (Instr. 3 and 4)

   40,389
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6. Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

   32,894 (D); 7,495 (I)
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7. Nature of Indirect Beneficial Ownership (Instr. 4)

   See Footnote (1)
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TABLE II - Derivative Securities, Acquired, Disposed of, or Beneficially
           Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security (Instr. 3)

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2. Conversion of Exercise Price of Derivative Security

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3. Transaction Date (Month/Day/Year)

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4. Transaction Code (Instr. 8)

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5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

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               (A)                                        (D)
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6. Date Exercisable and Expiration Date (Month/Day/Year)

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           Date Exercisable                        Expiration Date
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7. Title and Amount of Underlying Securities (Instr. 3 and 4)

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               Title                         Amount or Number of Shares
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8. Price of Derivative Security (Instr. 4)

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9. Number of Derivative Securities Beneficially Owned at End of Year
   (Instr. 4)

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10. Ownership of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)

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11. Nature of Indirect Beneficial Ownership (Instr. 4)

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   EXPLANATION OF RESPONSES:

        (1) The reporting person holds 4,538 shares through the Rayovac 401(k) Retirement Savings Plan.

               2,957 shares represent the reporting person's proportional interest in the Thomas H. Lee Equity Fund III, L.P. The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.



   /s/ James T. Lucke, as attorney-in-fact          November 14, 2000
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   **  SIGNATURE OF REPORTING PERSON                     DATE



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** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78FF(A).

  NOTE: File three copies of this Form, one of which must be manually signed.
  If space provided is insufficient, see Instruction 6 for procedure

  Potential persons who are to respond to the collection of information contained in this form are nor required to respond unless the form displays a currently valid OMB number.
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                             POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints James T. Lucke his true and lawful attorney-in-fact to:

        (1) execute for and on behalf of the undersigned, in the undersigned's capacity as an officer/director of Rayovac Corporation (the "Company"), any and all Forms 3, 4 and 5 required to be filed by the undersigned in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder;

        (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4 or 5 and timely file such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

        (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned, pursuant to this Power of Attorney, shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

        The undersigned hereby grants to such attorney-in- fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary, and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or his substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that no such attorney-in-fact, in serving in such capacity at the request of the undersigned, is hereby assuming, nor is the Company hereby assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

        This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.

        IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 7th day of November, 2000.


                                                   /s/ David A. Jones
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                                                         Signature

                                                   David A. Jones
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